Exhibit 21.1

Summit Healthcare Operating Partnership, L.P.	Delaware
Summit Healthcare Asset Management, LLC	Delaware
SHOP TRS LLC	Delaware

Healthcare Properties
Cornerstone Healthcare Partners, LLC	Delaware
Cornerstone Healthcare Holdings 1, LLC	Delaware
CHP Sheridan LLC	Delaware
CHP Portland LLC	Delaware
CHP Friendswood SNF, LLC	Delaware
CHP Tigard, LLC	Delaware
Healthcare Property Holding Co., LLC	Delaware
NHP Holding Co., LLC	Delaware
HP Aledo, LLC	Delaware
HP Redding, LLC	Delaware
Summit Chandler, LLC	Delaware